Exhibit 99.1

RESCARE FIRST QUARTER 2014 RESULTS

First Quarter 2014 Financial Results

Revenues for the first quarter of 2014 were $421.5 million, which was an 8.2% increase over prior year period revenues of $389.5 million.  The increase in revenue is due to acquisitions in our Residential and HomeCare segments since the first quarter of 2013 and organic growth in our Residential, HomeCare and Pharmacy segments.

Net income was $4.7 million for the first quarter of 2014, compared with $11.3 million in the same period of 2013 and tax benefits for jobs tax credits in the first quarter of 2013.  The decrease is primarily attributable to higher legal expenses in the first quarter of 2014.  Adjusted EBITDA for the first quarter of 2014 was $25.6 million versus $30.1 million in the prior year quarter.

RES-CARE, INC.
Unaudited Financial Highlights
(In thousands)

	Three Months Ended March 31,
	2014	2013
Income Statement Data:
Revenues	$421,483	$389,454
Cost of services	317,598	294,343
Gross profit	103,885	95,111
Operating expenses:
Operational general and administrative	59,710	55,036
Corporate general and administrative	27,960	18,877
Total operating expenses	87,670	73,913

Operating income	16,215	21,198

Interest expense, net	8,074	8,537
Income before income taxes	8,141	12,661
Income tax expense	3,466	1,365
Net income	4,675	11,296
Net loss – noncontrolling interest	—	(36)
Net income – Res-Care, Inc.	$4,675	$11,332

Other comprehensive income:
Foreign currency translation adjustments	(264)	(191)
Comprehensive income attributable to Res-Care, Inc.	$4,411	$11,141
Total comprehensive income	$4,411	$11,105

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended March 31,
	2014	2013
Net income to EBITDA and Adjusted EBITDA:
Net income	$4,675	$11,296
Add: Interest, net	8,074	8,537
Depreciation and amortization	8,955	8,195
Income tax expense	3,466	1,365
EBITDA (1)	25,170	29,393
Add: Share-based compensation	469	704
Adjusted EBITDA (1)	$25,639	$30,097

	March 31, 2014	December 31, 2013
Balance Sheet Data:
ASSETS

Cash and cash equivalents	$32,463	$29,997
Accounts receivable, net	253,675	241,873
Other current assets	46,502	46,241
Total current assets	332,640	318,111
Property and equipment, net (2)	100,983	101,021
Goodwill	308,491	308,350
Other intangible assets, net	331,777	333,613
Other assets	24,636	25,182
	$1,098,527	$1,086,277

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$185,635	$175,699
Other long-term liabilities	156,752	155,227
Long-term debt	355,139	359,230
Shareholder’s equity	401,001	396,121
	$1,098,527	$1,086,277

(1)
EBITDA is defined as net income before depreciation and amortization, net interest expense and income taxes.  Adjusted EBITDA is defined as EBITDA before share-based compensation.  EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America.  The items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance.  Management routinely calculates and presents EBITDA and Adjusted EBITDA because it believes that EBITDA and Adjusted EBITDA are useful to investors and are used as analytical indicators within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.  EBITDA is also used in measurements under certain covenants contained in the Company’s credit agreement and incentive compensation plan.

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended March 31,
	2014	2013
Cash Flow Data:
Net income	$4,675	$11,296
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	8,955	8,195
Amortization of discount and deferred debt issuance costs	870	870
Share-based compensation	469	704
Deferred income taxes, net	(2,944)	1,964
Provision for losses on accounts receivable	2,604	1,818
Loss on sale of assets	38	102
Changes in operating assets and liabilities	(3,073)	(15,779)
Cash provided by operating activities	11,594	9,170

Cash flows from investing activities:
Proceeds from sale of assets	103	81
Purchases of property and equipment	(4,563)	(4,103)
Acquisitions of businesses, net of cash acquired	(543)	(7)
Cash used in investing activities	(5,003)	(4,029)

Cash flows from financing activities:
Debt repayments, net	(4,037)	(8,498)
Debt issuance costs	—	(8)
Cash used in financing activities	(4,037)	(8,506)
Effect of exchange rate on cash and cash equivalents	(88)	(66)
Increase (decrease) in cash and cash equivalents	$2,466	$(3,431)

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RES-CARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Segment Data:
Revenues:
Residential Services	$233,832	$212,527
ResCare HomeCare	93,579	87,432
Education & Training Services	34,124	34,490
Workforce Services	39,807	39,818
Pharmacy Services	20,141	15,187
Consolidated	$421,483	$389,454

Operating Income (1):
Residential Services	$28,095	$26,212
ResCare HomeCare	7,672	6,705
Education & Training Services	2,821	2,656
Workforce Services	3,733	3,796
Pharmacy Services	1,748	1,028
Corporate	(27,854)	(19,199)
Consolidated	$16,215	$21,198

Operating Margin (1):
Residential Services	12.0%	12.3%
ResCare HomeCare	8.2%	7.7%
Education & Training Services	8.3%	7.7%
Workforce Services	9.4%	9.5%
Pharmacy Services	8.7%	6.8%
Corporate	(6.6%)	(4.9%)
Consolidated	3.8%	5.4%

(1)	Other (expense) income, which is included with corporate general and administrative expenses per the Income Statement Data on page 1, has been allocated for purposes of segment reporting.

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